EXHIBIT 99.1

BJ’s Restaurants, Inc. Announces Virtual Format for 2021 Annual Meeting of Shareholders

HUNTINGTON BEACH, Calif., May 19, 2021 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) announced today that it has elected to offer a virtual meeting format, via webcast, for its 2021 Annual Meeting of Shareholders (the “Annual Meeting”) due to continuing concerns related to the COVID-19 pandemic.

The Annual Meeting date and time have not been changed and will take place on Wednesday, June 9, 2021 at 9:00 a.m. Pacific Daylight Time. However, in light of health and safety concerns, as well as restrictions under California state and applicable local laws pertaining to the COVID-19 pandemic, the Company will not be able to allow shareholders to physically attend the meeting and attendance will be limited to selected members of its executive team, Gerald (“Jerry”) Deitchle, Chairman of the Board, and, possibly some of the Company's other directors.

Shareholders of record as of the close of business on April 13, 2021 (the record date) may participate in and vote at the Annual Meeting by visiting the website www.meetingcenter.io/297602014, entering BJRI2021 as the password and using the 15-digit control number found on the proxy card, voting instruction form or notice of internet availability previously mailed or made available to them. Shareholders who hold shares through an intermediary, such as a bank or broker, should follow the instructions contained in the additional proxy materials filed today with the Securities and Exchange Commission. Shareholders will be able to begin logging into the Annual Meeting at least 15 minutes before the start of the Annual Meeting.

All shareholders of record as of the record date may also vote anytime in advance of the meeting at www.investorvote.com/BJRI or by using one of the other methods described in the proxy materials for the Annual Meeting. The proxy card and voting instruction form included with the previously distributed proxy materials (or notice of internet availability) remain valid for use in their current forms. Shareholders that have already voted do not need to vote again.

For additional information about accessing, voting and participating in the Annual Meeting via webcast, please refer to the additional proxy materials filed today with the Securities and Exchange Commission.

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 211 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 pandemic, one of our 211 restaurants remains temporarily closed, and the remaining 210 are serving guests in our dining rooms in accordance to local, state and national guidelines regarding hours, capacity and social distancing limitations. For more BJ’s information, visit http://www.bjsrestaurants.com.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.